TIDAL TRUST II 485APOS

Exhibit 99(h)(xxxiii)

RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

THIS RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of July 9, 2025, between EA Series Trust, a Delaware statutory trust, on behalf of its series listed on Schedule A hereto (each, an “Acquiring Fund”), and Tidal Trust II, a Delaware statutory trust, on behalf of the series listed on Schedule A hereto (each, an “Acquired Fund” and together with each Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as each Acquiring Fund, to invest in shares of other registered investment companies, such as each Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, each Acquiring Fund may, from time to time, invest in shares of an Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

WHEREAS, each Acquiring Fund that is sub-advised by Cambria Investment Management, L.P. (“Cambria”) holds itself out to investors as related to each Acquired Fund that is sub-advised by Cambria for purposes of investment and investor services, and such Funds are part of the same group of investment companies as defined by the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which each Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a)       In order to help reasonably address the risk of undue influence on each Acquired Fund by an Acquiring Fund, and to assist each Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)       Timing/advance notice of sales. Each Acquiring Fund will use reasonable efforts to spread large sales of an Acquired Fund shares (greater than 10% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of anticipated sales to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a sales of Acquired Fund shares are effected, if any.

(ii)      Scale of investment. Upon a reasonable request by an Acquired Fund, the applicable Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(iii)     Redemption requests. Each Acquiring Fund acknowledges and agrees that if, and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and the Tidal Trust II’s liquidity risk management procedures as applicable to the Acquired Fund, the Acquired Fund may honor redemption requests either partially or wholly in-kind.

(b)      In order to assist each Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment by an Acquiring Fund in an Acquired Fund, and to assist the Acquiring Fund’s investment adviser with making the required findings under the Rule, each Acquired Fund shall, upon reasonable request from an Acquiring Fund, provide information on the fees and expenses and portfolio holdings of the Acquired Fund.

2.	Representations of each Acquired Fund

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the applicable Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii)  comply with its obligations under this Agreement; and (iii) promptly notify the applicable Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Fund

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the applicable Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; (iii) promptly notify the applicable Acquired Fund when it has invested in such Acquired Fund in an amount which exceeds the limitations in Section 12(d)(1)(A); and (iv) promptly notify the applicable Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below.

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If to the Acquiring Fund:	If to the Acquired Fund:

EA Series Trust 19 E Eagle Road Havertown, PA 19083 Attn: Michael D. Barolsky, Secretary Email: michael@etfarchitect.com With a copy to: Legal@etfarchitect.com

Tidal Trust II
Attn: Eric Falkeis, President
234 W Florida St, Suite 203
Milwaukee, WI 53204
e-mail: ericf@tidalfg.com

With a copy to:

Tidal Investments LLC
Attn: Michael Pellegrino, General Counsel
234 W Florida St, Suite 203
Milwaukee, WI 53204
e-mail: mpellegrino@tidalfg.com

6.	Term and Termination; Assignment; Amendment

(a)       This Agreement shall be effective for the duration of the Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)       This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, no Acquiring Fund may purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)       This Agreement may not be assigned by either party without the prior written consent of the other.

(d)       This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

(e)       The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

(e)       In any action involving an Acquiring Fund under this Agreement, the applicable Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund or any other series of EA Series Trust.

(f)       In any action involving an Acquired Fund under this Agreement, the applicable Acquiring Fund agrees to look solely to the Acquired Fund and not to any other series of Tidal Trust II.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tidal Trust II,
on behalf of each Acquired Fund

/s/ Eric Falkeis

Name: Eric Falkeis

Title: Principal Executive Officer

EA Series Trust,
on behalf of each Acquiring Fund

/s/ Michael D. Barolsky

Name: Michael D. Barolsky

Title: Vice President and Secretary

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Schedule A

Acquiring Funds and Acquired Funds

Acquiring Funds	Acquired Funds
Cambria Endowment Style ETF (ENDW)	Cambria Chesapeake Pure Trend ETF (MFUT)